                                                                     EXHIBIT 4.5

                           REVOLVING CREDIT AGREEMENT



         This Agreement, made this 17th day of October, 1996, among THE INTERNATIONAL BANK ("Lender"), and TEXAS AIRSONICS, INC. and AMERICAN DENTAL TECHNOLOGIES, INC., a ("Borrowers"), whose address is 5555 Bear Lane, Corpus Christi, Texas 78405 and BENJAMIN J. GALLANT (the "Guarantors"); WITNESSETH:



SECTION ONE: LINE OF CREDIT

         1.01 Amount. Subject to the further terms and provisions hereof, Lender agrees to and does hereby grant to and establish in favor of Borrowers a line of credit under which Lender shall be committed to make loans or advances to Borrowers, or to either of them, from time to time; provided, Lender shall never be required to make any advance under such line of credit when such advance together with the principal amount then unpaid and owing under the line of credit by reason of previous advances would exceed the amount which Lender is then committed to loan based on the loan value (also known as "Borrowing Base") of collateral pledged to Lender as set forth in SECTION TWO hereof. Further provided, in no event shall the Lender ever be required to make any advance to Borrowers under the line of credit when such advance, together with the principal amount then unpaid and owing under the line of credit by reason of previous advances, would exceed TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00). Said line of credit is sometimes hereafter referred to as the "$2,500,000.00 line of credit" or merely the "line of credit". Further, on and after October 15, 1997 Lender shall not be obligated to make any additional advances on the line of credit.



         1.02 Repayment. Principal advanced and owing under the line of credit shall be repayable in accordance with the terms hereof, but in any event on October 15, 1997. Interest accrued and owing on advanced and unpaid principal shall be due and payable monthly on the 15th day of each month and at maturity. In order to evidence the obligation to repay Lender all advances, together with interest thereon, made by Lender pursuant to the said line of credit, Borrowers shall execute and deliver to Lender a promissory note in the form attached hereto as EXHIBIT "A". The line of credit shall be repaid in accordance with such note. Each of the Borrowers shall be jointly and severally liable under the note and for repayment of the loan hereunder.



         1.03 Interest Rate. All amounts advanced hereunder on the line of credit loan shall bear interest, prior to maturity from the date advanced until repaid, at a variable rate which is to be determined from time to time and which is equal to the Wall Street Journal "prime rate" as such prime rate changes from time to time, not to exceed the legal maximum that may be paid by Borrowers, and as otherwise set forth in the said form of promissory note. After maturity, all unpaid principal and all past due interest shall bear interest until paid at the rate set forth in said note.



         1.04 Conditions Precedent. The performance of every covenant to be performed by Borrowers and Guarantor, and the truth of every representation made by Borrowers and Guarantor, shall be a condition precedent to each and every advance to be made by Lender under the terms hereof, or to any other obligation whatsoever of Lender under the terms hereof; and, Lender shall not be required to make any advance to Borrowers at a time that any of Borrowers or the Guarantor are then in default on any obligation to Lender, or in default hereunder or under any instrument executed pursuant hereto.



SECTION TWO: FUNDING AND ADVANCES

         2.01 Borrowing Base. The amount which Borrowers are entitled to borrow from time to time under the line of credit shall be the then current loan value of inventory and accounts receivable collateral (the "Borrowing Base") pledged to Lender to secure indebtedness owing to Lender by both Borrowers, provided that in no event is Lender to be required to make any advance which would cause the outstanding principal balance owing by Borrowers at any one time to be in excess of $2,500,000.00. On and after October 15, 1997, Lender shall not be obligated to advance any additional funds. The Borrowing Base shall be redetermined monthly and shall be, as to both Borrowers combined: (1) eighty percent (80%) of eligible accounts receivable pledged to the Lender; plus (2) fifty percent (50%) of the value of gross inventory. The term "eligible accounts receivable" shall mean all billed gross trade accounts receivable, less: (a) balances over 90 days past due; (b) accounts owed by companies related to or affiliated with Borrowers or the Guarantor or owed by their employees or by Borrowers' or Guarantor's employees; (c) accounts owing by any one debtor which exceeds twenty-five percent (25%) of the total billed gross accounts receivable, except for Patterson Dental Company and other approved by Lender; (d) accounts receivable which are disputed by the account debtor; and (e) and any accounts which the Lender in its sole discretion considers not eligible. A company shall be deemed "related" or "affiliated" if either of Borrowers or Borrowers combined own 20% or more of the equity in such company. For the purposes hereof, an account receivable shall be considered due on the date of the original invoice therefor. Gross inventory shall be valued at cost, with the loan value thereof to be 50% of such cost as indicated above.



       2.02 Monthly Reports. Within fifteen (15) days following the end of each calendar month, each of the Borrowers shall furnish to Lender a listing of all trade accounts receivable with ageing, and a listing of inventory with the cost for each item, such listings to be as of the close of business at the end of such calendar month. Listings of accounts receivable shall include the customer name, address, invoice number, date of the invoice and balance owing thereon. Based on such monthly listings, the Borrowing Base will be redetermined monthly. In the event the principal balance owing on Borrowers' line of credit note exceeds the Borrowing Base as such is redetermined, then Borrowers will make such payment on the note as is necessary to reduce the principal balance to an amount equal to or less than the redetermined Borrowing Base, such payment to be made within five (5) days of the furnishing of the monthly listings report from which the Borrowing Base was redetermined.



       2.03 Advances. Advances shall be made to Borrowers, or to any one of the Borrowers, as requested from time to time by Benjamin J. Gallant. Such requests may be by telephone facsimile bearing the signature of Benjamin J. Gallant.



SECTION THREE: SECURITY, GUARANTEES

       3.01 Personal Property Collateral. The loan provided hereunder and all other present and future indebtedness of each of the Borrowers to Lender shall be secured by first liens on all present and future accounts receivable and inventory of each of the Borrowers. Each of the Borrowers shall execute a Security Agreement for such purposes.



       3.02 Guaranty. The loan hereunder shall be jointly and severally guaranteed by Benjamin J. Gallant on a form of guaranty normally used by Lender.



       3.03 Real Estate. The loan hereunder and all other present and future indebtedness of Texas AirSonics, Inc. to Lender shall be secured by a first lien Deed of Trust from Texas Airsonics, Inc. covering Lot 1, Block 2, Industrial Technology Park Unit 1, Corpus Christi, Nueces County, Texas.


SECTION FOUR: FURTHER COVENANTS, CONDITIONS AND REPRESENTATIONS

       4.01 Representations. In addition to the other covenants and representations herein, each of the Borrowers makes the following representations, covenants, or agreements to Lender, which representations, covenants, or agreements each of the Borrowers covenant to keep during the time that any indebtedness to be loaned to Borrowers pursuant hereto remains unpaid (including renewals and extensions), to-wit:



       (a) That American Dental Technologies, Inc. is a corporation duly organized and existing under the laws of the State of Delaware, and that Texas AirSonics, Inc. is a corporation duly organized and existing under the laws of the State of Texas, and that Texas AirSonics, Inc. is the wholly-owned subsidiary of American Dental Technologies, Inc.;

       (b) That it is authorized to execute this Agreement and the various instruments to be executed pursuant hereto;


       (c) That it has corporate authority and power to own its property and conduct its business as it is currently carried on;


       (d) That the performance of its obligations under this Agreement will not conflict with any provision of law, nor with the Articles of Incorporation and Bylaws of the corporation, nor with any contractual agreement binding on the corporation;


       (e) That it will pay all taxes, assessments and other liabilities, as and when same become due except as they are contested in good faith;


       (f) That it will not become a party to any merger or consolidation nor will it sell, transfer, convey or lease all or substantially all of its business assets, nor will it purchase or otherwise acquire all or substantially all of the business assets of any other corporation or entity except as approved in writing by Lender;

       (g) That it will not pay any salaries, bonuses or other remuneration substantially in excess of that heretofore paid by it to its officers and employees;


       (h) That it will not become a guarantor or surety, or pledge its credit on any undertaking of another, or make any loans or advances to any other, except trade credit extended in the normal course of business;


       (i) That, except for presently existing indebtedness, without prior written consent the combined borrowings of Borrowers from third party lenders will not exceed $250,000.00 at any one time.



       4.02 Financial Condition. Each of the Borrowers and the Guarantor represents that, at the present time, it or he is not a party to any material pending or threatened litigation, nor a party to any proceeding or action for the assessment or collection of a material amount of additional taxes, and that it or he does not know of any material contingent liabilities not provided for or disclosed in the financial statements heretofore provided Lender. Each of Borrowers and the Guarantor also represents to Lender that the latest financial statements furnished heretofore to Lender fairly represent its or his financial condition for the period as of the date stated, all in accordance with generally accepted accounting principles consistently applied; and that no substantial adverse changes have occurred since the date of the last financial statement furnished to Lender.



       4.03 Financial Statements of Borrower. Each of the Borrowers shall keep proper books of record and account in which complete and correct entries shall be made of each Borrowers' transactions in accordance with generally accepted accounting principles and shall furnish or cause to be furnished to Lender unaudited quarterly financial statements within forty-five (45) days after the end of each quarter, and a yearly audited financial statement within ninety (90) days of the end of the fiscal year, such financial statements to be certified by the chief financial officer of each of the Borrowers. Each such financial statement shall include a balance sheet, cash flow statement and contingent liabilities, and be in a form suitable to the Lender.


       4.04 Accounts Payable Listings. Each of the Borrowers shall furnish to Lender within fifteen (15) days following the end of each calendar month a listing of each Borrower's accounts payable, with ageing, such listing to be as of the end of the previous calendar month. The listing shall include customer name, invoice date, invoice number and balance owing thereon.



       4.05 Financial Statements of Guarantor. The Guarantor agrees to furnish Lender within thirty (30) days after the end of each year financial statements, prepared in accordance with generally accepted accounting principles, relative to the Guarantor individually. Each such financial statement shall include a balance sheet, cash flow statement and contingent liabilities, shall be in a form suitable to the Lender, and shall be signed by the Guarantor.

SECTION FIVE: DEFAULT



       5.01 Events of Default. In addition to any other provision for acceleration of maturity contained in notes and collateral instruments to be executed by Borrower, Lender at its election may declare all sums owing by Borrower immediately due and payable upon the happening of any of the following events:



       (a) Lender shall determine that any material representation or warranty by either of the Borrowers or by any Guarantor herein or elsewhere contained, or any material representation or warranty contained in any collateral instruments required hereunder shall not be correct in any respect;


       (b) Default by either of the Borrowers or by any Guarantor in the payment of any obligation owing Lender;


       (c) Failure of either of the Borrowers or Guarantor to timely perform any act or duty or furnish any report required under the terms of this Agreement or under the terms of any note, security agreement or other instrument to be executed pursuant hereto; or



       (d) Lender, acting in good faith, deems itself to be adversely affected and insecure by reason of any material change in either of the Borrower's net worth or the net worth of any guarantor, or by reason of any other material change of condition whether or not described herein.



SECTION SIX: MISCELLANEOUS

       6.01 Survival of Representations. All representations, covenants or warranties of Borrowers and Guarantor shall survive the execution and delivery of this Agreement and any notes, security agreements or other instruments executed and delivered pursuant hereto; and no investigation by Lender, nor information it might have determined from any other source available to it, shall diminish or otherwise affect the right of Lender to rely on such representations and warranties and to enforce same.



       6.02 Non-Merger. The covenants contained in the instruments made a part hereof by reference which are to be executed from time to time in connection with this loan are expressly adopted as covenants between the parties hereto as a part of this Agreement. The provisions of this Agreement shall not be merged into the execution of any note, mortgage or other instrument executed pursuant hereto, but shall continue to define the relationship of the parties hereto even after the execution of such instruments. The covenants contained in this Agreement are not in lieu of covenants contained in the instruments to be executed in connection herewith even though they may pertain to the same subject matters; rather, said covenants shall be cumulative of each other and shall be construed so as to not result in a conflict of terms, if possible, and only if a conflict cannot be so avoided will it then be considered that the express provisions of this Agreement shall be given controlling effect.



       6.03 Assignability. The rights of Borrowers hereunder shall not be assignable without the express prior written consent of Lender. Lender shall have the right to assign its rights hereunder and assign any and all notes executed in favor of Lender hereunder, as well as the right to assign undivided interests therein.



       6.04 Non-Waiver. No delay on the part of Lender or its assigns in the exercise of any rights shall operate as a waiver, nor shall any single or partial exercise of any right preclude the other or additional exercise of any right. In the event of any default, Lender may enforce its security interests as to such collateral as it may elect. Its election to foreclose its lien on a particular collateral shall not be a waiver of its right to foreclose its lien in any other collateral. Only when all indebtedness owing Lender by Borrowers has been fully paid will Lender ever be required to release any collateral.


       6.05 Amendment. This Agreement shall not be amended except in writing signed by the parties.

         6.06 Other Documents. In addition to the instruments specifically mentioned herein, Borrowers shall execute and deliver such other and further documents deemed necessary by Lender to evidence and secure the indebtedness of Borrowers to Lender contemplated herein, and to otherwise effect the transactions herein contemplated.



         6.07 Expenses. Borrowers agree to pay all reasonable expenses and fees, including attorneys' fees, incurred by Lender in connection with the making of the loan referred to herein as well as all other reasonable expenses incurred by Lender in connection herewith.



         6.08 Certificates. Prior to the first advance hereunder, each of the Borrowers shall furnish Lender certified copies of resolutions adopted by its Board of Directors authorizing or ratifying Borrower's entering into this Agreement and the transactions herein contemplated; and shall also furnish a certificate of good standing.



         6.09 Binding. This Agreement shall be binding on the parties hereto, and their respective heirs, representatives, successors and assigns; and shall inure to the benefit of Borrowers and of Lender and Lender's successors and assigns.



         EXECUTED in multiple originals the date first set forth above.

THIS WRITTEN LOAN AGREEMENT AND THE PROMISSORY NOTES, SECURITY AGREEMENTS, GUARANTY AGREEMENTS AND OTHER LOAN DOCUMENTS EXECUTED BY THE PARTIES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.



BORROWERS:                                  LENDER:

TEXAS AIRSONICS, INC.                       THE INTERNATIONAL BANK




By:       Benjamin J. Gallant                By:      Scott Heitkamp
   -------------------------------              ------------------------------
  Name:   Benjamin J. Gallant                  Name:  Scott Heitkamp
       ---------------------------                   -------------------------
  Title:  President and CEO                    Title: Executive Vice President
        --------------------------                   -------------------------


AMERICAN DENTAL TECHNOLOGIES,
INC.



By:       Benjamin J.Gallant
   -------------------------------
   Name:  Benjamin J.Gallant
        --------------------------
   Title: President
         -------------------------


GUARANTOR:



Benjamin J. Gallant
---------------------------------
Benjamin J. Gallant, Individually